UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



Date of Report  (Date of earliest event reported)          November 8, 2002
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                         eRoomSystem Technologies, Inc.
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               (Exact name of Registrant as specified in charter)

                                     Nevada
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                 (State or other jurisdiction of incorporation)

                  000-31037                                87-0540713
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           (Commission File Number)           (IRS Employee Identification No.)

    106 East 13200 South, Draper, Utah                   84020
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 (Address of principal executive offices)              (Zip Code)

Registrant's telephone number, including area code        (800) 316-3070
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                                 Not Applicable
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          (Former name or former address, if changed since last report)

Item 5.  Other Events.

     On November 8, 2002, eRoomSystem Technologies, Inc. (the "Company") entered into a credit facility with its largest stockholder whereby the Company can borrow up to $322,500 under the terms of an 8% secured, convertible promissory note, with a term of one year (the "Convertible Note"). The note holder is obligated to loan the Company a minimum of $250,000 under the credit facility.

     The Convertible Note is secured by all the assets of the Company excluding those assets that have been pledged to a finance company, and is secured by a pledge of all issued and outstanding common stock of eRoomSystem SPE, Inc. The interim financing may not be used to pay existing indebtedness, including trade creditors, unless otherwise approved in writing by the holder of the Convertible Note. The proceeds will be placed in a third party trust account to fund the Company's ongoing operational expenses, but such account will not be under the Company's control and therefore will not be subject to execution by the Company's creditors. The Company expects to receive its first funding on or about November 14, 2002.

     On November 8, 2002, the Company also entered into a Stock Purchase Agreement for the issuance of up to 2,777,778 shares of Series D Convertible Preferred Stock in a private placement offering for gross proceeds of up to $2,500,000 at $0.90 per share, including proceeds from the conversion of the Convertible Note. It is anticipated that, if approved, several third party investors will invest in the Series D Preferred private placement along with our largest stockholder.

     When issued, the Series D Preferred Stock will pay 6% non-cumulative dividends, will have a liquidation preference over common stock equal to the original purchase price plus any declared but unpaid dividends, will be convertible into common stock by consent of a majority of Series D Preferred stockholders and will have voting rights equal to the number of shares of common stock issuable upon conversion. Upon issuance, the Series D Convertible Preferred Stock will be convertible into common stock on a 1-for-6 basis, or at $0.15 per share. Thus, assuming 2,777,778 shares of Series D Preferred Stock are purchased in the private placement offering, such shares would be convertible, with the consent of a majority of the Series D stockholders, into 16,666,667 shares of common stock of the Company.

     As a condition to closing the Series D Preferred Stock financing, the Company must achieve the following: (a) obtain a new funding line to finance the placement of its products on a revenue sharing basis; (b) comply with Nasdaq's minimum bid requirement of $1 per share for ten consecutive trading days by January 15, 2003; (c) obtain consent from Nasdaq, or a majority of the Company's shareholders, to issue the Series D Preferred Stock on the terms described above; (d) receive written confirmation from AMRESCO that neither it nor its subsidiaries is in default under the Master Business Lease Financing Agreement;
(e) the Company's manufacturer must commit to supply product to the Company at an amount not to exceed current pricing; (f) must have executed settlements in place with its trade creditors who represent not less than 95% of the outstanding accounts payable as of November 11, 2002; (g) the amount of proceeds from the Series D Preferred Stock shall not be less than $2,000,000;
(h) there shall not be in effect any order that would prevent or make unlawful the closing of the Series D Preferred Stock financing; and (i) there shall not have occurred (or reasonably be expected to occur) any event, change or development which has had or could reasonably expected to have a material adverse effect.

     As the Company currently has less than $20,000 in available operating capital, it can make no assurances that it will be able to continue as a going concern if additional equity or debt financing is not received.

     For additional information with respect to the foregoing, reference is made to the Company's press release dated November 15, 2002, a copy of which is provided herewith as Exhibit 99.1 and incorporated by reference herein.

Item 7.    Financial Statements and Exhibits

          (c)      Exhibits.

           99.1    Press Release issued by the Registrant on November 15, 2002.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                 eROOMSYSTEM TECHNOLOGIES, INC.
                                                         (Registrant)


Date:  November 15, 2002                   By:    /s/ David S. Harkness
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                                                  David S. Harkness
                                                  Chief Executive Officer,
                                                  President and Chairman